FLEXSTEEL INDUSTRIES, INC.

AMENDED CASH INCENTIVE COMPENSATION PLAN
Effective August 19, 2025

I.
ESTABLISHMENT AND PURPOSE

Flexsteel Industries, Inc. established the Flexsteel Industries, Inc. Cash Incentive Compensation Plan, effective July 1, 2013, for the benefit of its employees. The Cash Incentive Compensation Plan was amended effective August 19, 2025. The Plan is intended to align incentive compensation with performance measures that drive the Company’s market value. The Plan is also designed to promote the accomplishment of management’s objectives as reflected in the Company’s operating plan and in the objectives established by management for employees, and to recognize the achievement of management’s objectives through the payment of incentive compensation. The terms of the Plan, as set forth herein, shall apply to Awards granted under the Plan on and after the Effective Date. Except as otherwise provided, Awards granted under the Company’s incentive compensation plans in effect prior to the Effective Date shall be governed by the terms of such plans.

The Plan provides for cash incentive payments to employees based upon the achievement of pre-established Performance Goals. The Company may adopt a variety of incentives under the Plan provided such programs are based on the Performance Goals described herein.

II.
DEFINITIONS
2.1
The capitalized terms used in the Plan have the meanings set forth below.
(a)
“Award” or “Awards” means an award of incentive compensation under the Plan granted to a Participant in accordance with the terms set forth herein.
(b)
“Base Salary,” of a Participant for a Performance Period, means the annualized base compensation payable to the Participant determined by the salary rate in effect on the first day of the Performance Period. The salary rate shall be determined without regard to reductions or deferrals of compensation under qualified and non-qualified plans or welfare benefit plans. The salary rate shall be determined without regard to fringe benefits, incentive compensation or other payments in addition to the Participant’s base compensation.
(c)
“Board” means the Board of Directors of the Company, as constituted at the relevant time.
(d)
“CEO” means the Chief Executive Officer of the Company at the relevant time.
(e)
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute.
(f)
“Committee” means the Compensation Committee of the Board, or any other committee of the Board consisting solely of two or more Non-Employee Directors designated by the Board to administer the Plan under Plan Section 3.1.

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(g)
“Company” means Flexsteel Industries, Inc., a Minnesota corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.
(h)
“Disability” or “Disabled,” with respect to a Participant, means that the Participant satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long -term disability plan in which the Participant participates without regard to any waiting periods, or that the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits; provided, however that a Participant shall not be considered Disabled unless the Participant is considered “Disabled” within the meaning of Code Section 409A. A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.
(i)
“Effective Date” means July 1, 2013, if the Plan is approved by the requisite vote of Shareholders at the 2013 Annual Meeting of Shareholders, or any adjournment thereof.
(j)
“Eligible Employee,” for any Performance Period any employee of the Company designated to participate in the Plan for such Performance Period. An employee who is designated as eligible to participate in the Plan for a particular Performance Period is not necessarily eligible to participate in the Plan for any other Performance Period.
(k)
“Insider,” as of a particular date, means any person who, as of that date is an officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision. Generally, only Executive Officers, as defined in the Company’s governing documents, are considered “Insiders.”
(l)
“Non-Employee Director” means a member of the Board who is considered a non-employee director within the meaning of Exchange Act Rule 16b-3(b)(3) or its successor provision.
(m)
“Notification of Award” means a written document containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee (or its delegate) shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee or its delegate) unless such amendments are deemed by the Committee or its delegate to be materially adverse to the Participant and not required as a matter of law.
(n)
“Participant” means a person to whom an Award is or has been made in accordance with the Plan.
(o)
“Performance Goals,” of a Participant for a Performance Period, are the goals established for the Performance Period, the achievement of which is a condition for receiving an Award under the Plan. A Performance Goal may be adjusted during a Performance Period to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or non-recurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges. Performance Goals may be based

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on one or more of the following criteria and may be based on attainment of a particular level of or positive change in consolidated (company-wide) or subsidiary, division or operating unit financial measures: (1) pre-tax or after-tax income (before or after allocation of corporate overhead and incentive compensation), (2) net income, (3) reduction in expenses, (4) operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow, free cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment, (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) operating earnings per share, (17) total stockholder return, (18) growth measures, including revenue growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, (28) leadership, recruiting, developing and maintaining personnel, (29) customer satisfaction, (30) operating efficiency, productivity ratios, (31) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).
(p)
“Performance Period” means, generally, the Company’s fiscal year. However, the Committee (or the Committee’s delegate) may, in its discretion, designate a shorter or longer Performance Period.
(q)
“Plan” means this Flexsteel Industries, Inc. Amended Cash Incentive Compensation Plan, as may be amended and in effect from time to time.
(r)
“Retirement Date,” of a Participant, means the date on or after the Participant has reached a minimum age of 55 and a minimum length of service of 10 years.
(s)
“Separation from Service,” of a Participant, has the meaning set forth in Code Section 409A(a)(2)(A)(i).
(t)
“Target Performance Award” means a dollar amount (which may be expressed as a percentage of Base Salary) established for a Participant if the Performance Goal for the Participant is achieved at the target level. The Target Performance Award may also state the maximum amount that may be paid to the Participant for achievement of goals above the target level.

III.
ADMINISTRATION AND INDEMNIFICATION

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3.1
Administration.
(a)
The Committee shall administer the Plan. The Committee shall have exclusive power to:
(i)
make Awards,
(ii)
determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award consistent with the Plan, and
(iii)
determine whether, to what extent and under what circumstances Awards may be or canceled, forfeited, or suspended. Each Award shall be subject to a Notification of Award authorized by the Committee (or its delegate). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present, or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee.
(b)
Notwithstanding anything in Section 3.1(a) to the contrary, the CEO shall have the authority to carry out the functions described in Section 3.1(a) with respect to Employees who are not Officers of the Company, provided that the aggregate dollar amount of all Awards granted by the CEO for any Performance Period shall not exceed such percentage of the dollar amount authorized by the Board pursuant to Section 5.2 for all Awards granted under the Plan for the Performance Period, as shall be determined by the Committee from time to time. The CEO shall be considered the Committee’s delegate for these purposes under the Plan.
(c)
To the extent within its discretion, the Committee (or its delegate) may amend the terms and conditions of any outstanding Award.
(d)
The Committee’s (or its delegate’s) interpretation of the Plan and of any Award or Notification of Award and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee (or its delegate) shall have the power to establish, amend, or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee (or its delegate) shall have discretionary authority to construe the terms of the Plan and any Award or Notification of Award made under the Plan.
3.2
Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own

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behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
IV.
ELIGIBILITY TO PARTICIPATE

Participation in the Plan is limited to Eligible Employees. Prior to, or within an administratively reasonable period of time following, the beginning of a Performance Period, the Committee (or its delegate) shall determine which employees are Eligible Employees for the Performance Period. An Eligible Employee shall become a Participant only upon approval by the Committee (or its delegate) and compliance with such terms and conditions as the Committee or Committee may from time to time establish for the implementation of the Plan.

V.
GENERAL TERMS OF THE AWARDS

A Participant’s Award for a Performance Period is determined as follows:

5.1
Form of Award. Awards under the Plan will be made in the form of cash.
5.2
Establishing Maximum Dollar Amount Available for Awards under the Plan, Performance Goals, and Target Performance Awards. Prior to the beginning of a Performance Period or as soon thereafter as administratively reasonable, the Board shall determine the maximum dollar amount available for all Awards under the Plan for the Performance Period. Prior to the beginning of a Performance Period or as soon thereafter as administratively reasonable, the Committee (or its delegate, in the case of Participants who are not Covered Employees) shall establish the Performance Goal or Goals and each Participant’s Target Performance Award. The Committee will notify each Participant of the Award, the criteria to earn the Award, and the grant date of the Award as soon as administratively practicable after the Committee makes this determination.
5.3
Calculation of Awards. Following the close of a Performance Period, the Committee (or its delegate) shall determine the actual Award payable to a Participant by (i) multiplying the percentage achievement of the Performance Goal against (ii) the Target Performance Award to determine the Participant’s Award for the Performance Period. No Award will be paid to a Participant if the percentage achievement of a Performance Goal is below any minimum level of performance established for such Performance Goal.
5.4
Adjustments and Certifications of Awards. Once the determination in section 5.3 is made, the Committee (or its delegate in the case of a Participant who is not an Officer of the Company), as appropriate, shall review the amount of each Award and make any adjustments it, in its sole discretion, deems appropriate to the amount of the Award. In general, each Participant’s Award will be the amount pre-established (when the Performance Goals were established) for achievement of the Performance Goals at the achievement levels described in Section 5.2. However, at the discretion of the Committee or the Committee’s delegate, this amount may be increased or decreased based upon such objective or subjective criteria, as it deems appropriate.

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VI.
PAYMENT TERMS
6.1
Timing of Award Payment. Except as provided in this Section 6.1 or in the Notification of Award, a Participant’s Award for a Performance Period shall be paid in a cash lump sum to the Participant after the audited financials for the Performance Period are completed, but no later the 15th day of the third month following the end of the Performance Period, unless a delay is otherwise permitted by Treas. Reg. Sec. 1.409A-1(b)(4). A Participant who is also eligible to Participate in the Flexsteel Industries, Inc. Deferred Compensation Plan may elect to defer some or all of any amount otherwise payable under this Section 6.1 to the extent permitted by such plan and Section 409A of the Code.
6.2
Change in Employment Status During Performance Period. In general, in order to receive a payment a Participant must be employed by the Company through the date of payout. Notwithstanding the foregoing, if the Participant’s employment is terminated during a Performance Period or prior to the date of payout due to death or the Participant becomes Disabled during the Performance Period (prior to a Separation from Service) the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a pro rata portion of the Award if the Notification of Award expressly provides for such payment. The Notification of Award may also provide that a Participant will be entitled to a pro-rated portion of the Award otherwise payable to the Participant for a Performance Period if the Participant Separates from Service during a Performance Period on or after reaching the Participant’s Retirement Date, if a change in control (as defined in the Notification of Award) of the Company occurs, and under such other circumstances as the Committee (or its delegate) deems appropriate. The Notification of Award will specify any exception to the payment terms described in Section 6.1.
6.3
Beneficiary. In the event that any amount becomes payable under the Plan by reason of the Participant’s death, such amount shall be paid to the beneficiary or beneficiaries designated by the Participant. Unless otherwise specified in the Notification of Award, such amount shall be paid to the beneficiary or beneficiaries at the same time such amount would have been paid to the Participant had the Participant survived. In order for such designation to be valid for purposes of the Plan, it must be completed and filed with the Company according to the rules established by the Company. If the Participant has not completed a beneficiary designation, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate. If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the personal representative of the Participant’s estate, in which event the Company shall have no further liability to anyone with respect to such amount. This section 6.3 shall apply to all Awards granted under the Plan.
6.4
Forfeiture. A Notification of Award may provide that if a Participant has received or been entitled to an Award within six months before the Participant’s Separation from Service with the Company, the Committee, in its sole discretion, may require the Participant to return or forfeit the Award in the event of certain occurrences specified in the Notification of Award. The occurrences may, but need not, include termination for “cause” (as defined in the Notification of Award or, if applicable, as defined in any employment agreement between the Participant and the Company), competition with the Company, unauthorized disclosure of material proprietary information of the Company, a violation of applicable business ethics policies of the Company, a violations of

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applicable law, or any other occurrence specified in the Notification of Award within the period or periods of time specified in the Notification of Award.
6.5
Required Clawback. The Company reserves the right to require a Participant to pay back to the Company any amount received under an Award under the Plan to the extent required by law, under any applicable listing standard or under any applicable clawback policy adopted by the Company.
VII.
MISCELLANEOUS
7.1
No Guaranty of Employment. Neither the adoption nor maintenance of the Plan, the designation of an employee as an Eligible Employee, the setting of Performance Goals, nor the provision of any Award under the Plan shall be deemed to be a contract of employment between the Company and any employee. Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time, nor shall it give the Company the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate employment at any time.
7.2
Release. Any payment of an Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for payments under the Plan to the extent of such payment.
7.3
Notices. Any notice provided by the Company under the Plan may be posted to a Company-designated website.
7.4
Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary.
7.5
Plan is Unfunded. All Awards under the Plan shall be paid from the general assets of the Company. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on any Award prior to distribution, and the rights of a Participant or beneficiary to any payment to which the Participant is otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.
7.6
Tax Liability. The Company may withhold from any Award payment or other compensation payable to or on behalf of a Participant or beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.
7.7
Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.
7.8
Invalidity of Certain Plan Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.
7.9
Disputes

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(a)
Claims Resolution; Initial Decision. Claims under the Plan shall be referred to the Company for initial decision. An initial decision shall be required as a condition precedent to mediation of any claim arising under the Plan, unless 30 days have passed after the claim has been referred to the Company with no decision having been rendered. The Company will review claims and within ten days of the receipt of a claim will take one or more of the following actions:
(i)
request additional supporting data from the claimant;
(ii)
reject the claim in whole or in part;
(iii)
approve the claim;
(iv)
suggest a compromise; or
(v)
advise the claimant that the Company is unable to resolve the claim if the Company lacks sufficient information to evaluate the merits of the claim.

If the Company requests the claimant to provide a response to a claim or to furnish additional supporting data, the claimant shall respond within 10 days after receipt of such a request and shall either:

(vi)
provide a response on the requested supporting data;
(vii)
advise the Company when the supporting data will be furnished; or
(viii)
advise the Company that no supporting data will be furnished.

Upon receipt of the response or supporting data, the Company will render an initial decision approving or rejecting the claim. The initial decision shall be final and binding on the parties, but subject to mediation and, if the Company and claimant fail to resolve their dispute through mediation, subject to binding arbitration.

(b)
Claims Resolution; Mediation. Either the Company or the claimant may file for mediation of the initial decision at any time, except that either the Company or the claimant may, within 30 days from the date of an initial decision, demand in writing that the other party file for mediation within 60 days of the initial decision. If such a demand is made and the party receiving the demand fails to file for mediation within the time required, then both parties waive their rights to mediate or pursue binding dispute resolution proceedings with respect to the initial decision.

If either the Company or the claimant files for mediation, the parties shall endeavor to resolve their claims by mediation, which, unless the parties mutually agree otherwise, shall be administered in accordance with the rules of the American Arbitration Association.

(c)
Claims Resolution; Binding Arbitration. Any claim subject to but not resolved by mediation shall be subject to binding arbitration which, unless the parties mutually agree otherwise, shall be administered in accordance with the rules of the American Arbitration Association.

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The decision rendered by the arbitrator or arbitrators shall be final, binding, enforceable and non-appealable, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Mediation and Arbitration shall be conducted in Dubuque, Iowa. Cost of mediation and arbitration shall be equitably allocated among the parties as determined by the mediator or arbitrator.

7.10
No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.
7.11
Incapacity. In the event that any Participant is unable to care for the Participant’s affairs because of illness or accident, any payment due may be paid to the Participant’s duly qualified guardian or other appointed legal representative.
7.12
Applicable Law. The Plan and all rights under it shall be governed by and construed according to the laws of the State of Iowa.
VIII.
LIMITS OF LIABILITY
8.1
Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Notification of Award.
8.2
Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

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